CONSENT OF INDEPENDENT AUDITORS

CrestFunds, Inc.:

We consent to the reference to Deloitte & Touche LLP in the Post-Effective Amendment No. 37 to Registration Statement No. 811-06557 of STI Classic Funds under the caption "Financial Highlights" in the October 1, 2000 Prospectus and Statement of Additional Information, under the caption "Financial Statements" both of which are part of such Registration Statement.

/S/ Deloitte & Touche

New York, New York
September 21, 2000